Exhibit 99.1
Arq Reports Third Quarter 2025 Results
Generated revenue of $35 million, driven by strong performance of the foundational PAC business
Reported Adjusted EBITDA of $5.2 million, achieving sixth consecutive quarter of positive Adjusted EBITDA
Achieved 7% price increase year-over-year
Achieved initial commercial phase GAC production and sales
GREENWOOD VILLAGE, Colo., November 5, 2025 - GlobeNewswire - Arq, Inc. (NASDAQ: ARQ) (the "Company" or "Arq"), a producer of activated carbon and other environmentally efficient carbon products for use in purification and sustainable materials, today announced its financial and operating results for the quarter ended September 30, 2025.
Financial Highlights
•Generated revenue of $35.1 million in Q3 2025, up 1% over the prior year period, driven largely by higher pricing, offset by slightly lower volumes due to timing of sales
•Increased average sales price ("ASP") in Q3 2025 by approximately 7% over the prior year period
•Delivered gross margin of 28.8% in Q3 2025, versus 38.6% reported in the prior year period, with the reduction driven primarily by initial commercial phase Granular Activated Carbon ("GAC") production volumes
•Reported net loss of $0.7 million in Q3 2025
•Achieved Adjusted EBITDA(1) of $5.2 million in Q3 2025, reflecting the 6th consecutive quarter of positive Adjusted EBITDA. Q3 2025 Adjusted EBITDA was negatively impacted by several million dollars of non-recurring costs driven by inefficiencies caused by handling and post-commissioning costs for the Red River ramp, as well as impacts from low, early-ramp volumes
•Ended Q3 2025 with cash and restricted cash of $15.5 million
•Capital expenditures forecast for full year 2025 remain in line with previous guidance of $8 - $12 million
(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to the paragraph titled “Non-GAAP Measures” for the definitions of non-GAAP financial measures and reconciliations to GAAP measures included in this press release. As of Q1 2025, the Company began adjusting for stock-based compensation in EBITDA calculation; 2024 figures shown have been adjusted consistently.
Recent Business Highlights
•Delivered another strong quarter from foundational Powder Activated Carbon ("PAC") business, driven by 7% improvement in ASP year-over-year.
•Achieved first commercial GAC production and sales at Red River, generating initial GAC revenues.
•GAC market dynamics remain robust as evidenced by strong inbound demand for spot purchases above previously contracted rates. Additionally, contracted volumes are anticipated to grow as ongoing testing concludes and the Company has extended certain existing GAC customer contracts impacted by the updated timeline.
•GAC Phase I production ramp-up has been impacted by previously discussed design issues while processing the Corbin waste-derived feedstock at scale, and as a result Arq now expects to achieve nameplate capacity around mid-2026.

•Advanced alternative product developments with a signed non-binding memorandum of understanding ("MOU") for purified coal, continued testing in the asphalt market, and governmental funding discussions for additional R&D in rare earth minerals and synthetic graphite markets, all of which create potential optionality for multiple uncorrelated revenue streams from Corbin feedstock including in the rapidly developing semiconductor markets.
•Phase II GAC expansion at Red River Final Investment Decision ("FID") timing now anticipated to coincide with reaching GAC Phase I nameplate capacity around mid-2026.
"Achieving the first commercial GAC production and sales at Red River represents a major milestone for Arq, our customers and our shareholders," said Bob Rasmus, CEO of Arq. "This accomplishment, combined with our PAC business continuing to exceed operational and financial expectations, demonstrates significant progress in our transformation and validates our strategic direction. Our PAC turnaround has continued to exceed expectations, with a more than $25 million Adjusted EBITDA improvement since September 2023 on a trailing twelve-month basis(2), providing a strong foundation to help fund our growth initiatives and capitalize on the exceptional GAC market opportunity ahead. Offsetting this performance was several million dollars of inefficiencies driven by low, early-ramp GAC volumes, which served as a material offset to margins and Adjusted EBITDA during the third quarter.”
“The GAC market remains robust with supply constraints continuing the favorable pricing dynamics, as evidenced by the numerous inbound spot purchase requests we've received at attractive prices compared to our contracted rates," continued Mr. Rasmus. "The delay in achieving nameplate GAC capacity is extremely frustrating. As previously noted, design issues and flaws have impacted our production capacity, which combined with the inherent variability of our Arq wetcake, has required additional process and methodology changes. While we've solved several issues, we're continuing to explore additional options to further enhance performance and reduce operating costs. One potential solution is to blend or replace Corbin GAC feedstock with lower-moisture coal. This should reduce feedstock variability and improve production rates and operating costs. We are working to resolve these challenges and are applying the same rigor and discipline utilized to successfully turn around the PAC business to solving the current GAC challenges.”
Mr. Rasmus continued, “Beyond our core activated carbon business, we're advancing opportunities in alternative products to potentially diversify future revenue streams. For example, our asphalt testing continues, we have signed a non-binding MOU related to potential purified coal applications, and we are also advancing additional opportunities across areas including rare earth materials, purified coal and synthetic graphite.”
(2) Trailing Twelve-Month Adjusted EBITDA is a non-GAAP financial measure. Please refer to the paragraph titled “Non-GAAP Measures” for the definitions of non-GAAP financial measures and reconciliations to GAAP measures included in this press release. As of Q1 2025, the Company began adjusting for stock-based compensation in EBITDA calculation; 2024 and 2023 figures shown have been adjusted consistently.
Third Quarter 2025 Results
Revenue totaled $35.1 million for the third quarter of 2025, reflecting a 1% increase compared to $34.8 million in the prior year period. The increase was driven predominantly by higher ASP, offset by lower volumes. ASP for the third quarter of 2025 was up approximately 7% compared to the prior year period, further demonstrating sustained demand growth for our PAC products.
Costs of revenue totaled $25.0 million for the third quarter of 2025, an increase of approximately 17% compared to $21.3 million in the prior year period, principally driven by increased direct labor, utilities, and equipment rental costs following the commencement of commercial operation of the GAC Facility at Red River.
Gross margin was 28.8% for the third quarter of 2025, compared to 38.6% in the prior year period. The decrease in gross margin was primarily driven by lower initial commercial phase GAC production volumes compared to higher fixed production costs at our Red River Plant and Corbin Facility.
Selling, general and administrative expenses totaled $4.6 million for the third quarter of 2025, compared to $8.1 million in the prior year period. The reduction of approximately $3.4 million, or 43%, was primarily driven by lower payroll and benefit costs driven by a reduction in incentive accruals and lower G&A expenses. A portion of this decrease reflects the allocation of rent and occupancy costs and payroll and benefits associated with production personnel to cost of goods sold.
Research and development costs totaled $2.6 million for the third quarter of 2025, compared to $0.8 million in the prior year period. This increase was primarily due to feedstock consumed and other expenses incurred related to outside services engaged during the third quarter of 2025, related to pre-commencement testing of the GAC Facility prior to reaching commercial production in August 2025. Pre-production feedstock is included as an adjustment to Adjusted EBITDA.
Operating loss was $0.8 million for the third quarter of 2025, compared to operating income of $2.0 million in the prior year period.
Net loss was $0.7 million in the third quarter of 2025, compared to net income of $1.6 million in the prior year period.
Adjusted EBITDA was $5.2 million for the third quarter of 2025, compared to Adjusted EBITDA of $5.9 million in the prior year period, reflecting the sixth consecutive quarter of positive Adjusted EBITDA. The decrease over the prior year period was primarily driven by decreased net income, offset by increased depreciation, amortization, depletion and accretion. Adjusted EBITDA for the third quarter of 2025 included several million dollars of non-recurring costs caused by handling and post-commissioning costs for our GAC ramp at the Red River facility, as well as impacts due to inefficiencies driven by low, early-ramp volumes.
See note below regarding the use of the non-GAAP financial measure Adjusted EBITDA and a reconciliation to the most comparable GAAP financial measure.
Capex and Balance Sheet
Capex for full year 2025 remains in line with previous guidance at $8 - $12 million. Capex totaled $2.2 million for the third quarter of 2025.
Cash as of September 30, 2025, including $8.5 million of restricted cash, totaled $15.5 million, compared to $22.2 million as of December 31, 2024. The decrease was largely caused by capex relating to the GAC Facility at Red River, trade accounts payable, as well as build-up of inventory and critical spare parts at our Corbin Facility.
Total debt, inclusive of financing leases, as of September 30, 2025, totaled $25.9 million compared to $24.8 million as of December 31, 2024. The increase was driven primarily by an increase in the outstanding principal balance of the Company's revolving credit facility.
Conference Call and Webcast Information
Arq will host its Q3 2025 earnings conference call on November 6, 2025, at 8:30 a.m. ET. The live webcast can be accessed through the Investor Resources section of Arq's website at www.arq.com. To participate, interested parties can register at https://www.webcast-eqs.com/Arq_Q3_2025. Alternatively, participants may join via phone by dialing (888) 396-8049 or (416) 764-8646 and referencing Arq. An investor presentation will also be available in the Investor Resources section before the call begins.
A replay of the event will be made available shortly after the event and accessible via the same webcast link referenced above. Alternatively, the replay may be accessed by dialing (877) 660-6853 or (201) 612-7415 and entering Access ID 13756119. The dial-in replay will expire after November 13, 2025.
About Arq
Arq (NASDAQ: ARQ) is a diversified, environmental technology company with products that enable a cleaner and safer planet while actively reducing our environmental impact. As the only vertically integrated producer of activated carbon products in North America, we deliver a reliable domestic supply of innovative, hard-to-source, high-demand products. We apply our extensive expertise to develop groundbreaking solutions to remove harmful chemicals and pollutants from water, land and air. Learn more at: www.arq.com.
Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which provides a “safe harbor” for such statements in certain circumstances. When used in this press release, the words "anticipates," “may,” "believes," "expects," "intends," "plans," "estimates," "predicts," the negative expressions of such words, or similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. All statements that address activities, events or developments that the Company intends, expects or believes may occur in the future are forward-looking statements. These forward-looking statements include, but are not limited to, statements or expectations regarding: our ability to complete and the anticipating timing of the ramp-up to full nameplate capacity at our Red River Plant; the anticipated timing of a final investment decision regarding a potential second GAC Facility at the Red River Plant and our ability to execute on such a project; the potential operational and financial benefits of using lower-moisture coal to manufacture our GAC products; the anticipated effects from fluctuations in the pricing of our AC products; expected supply, and demand and growth opportunities for our AC products and services, including our GAC products; the seasonal impact on our customers and their demand for our products; our ability to fund our business over the next twelve months; our ability to access new markets for our feedstocks, GAC and other products, including renewable natural gas, asphalt, purified coal, rare earth minerals and synthetic graphite markets; future growth in the industries in which we currently operate or intend to operate, including renewable natural gas; any future plant capacity expansions or site development projects, the timing thereof and our ability to finance any such projects; the effectiveness of our technologies and products and the benefits they provide, including in potential new markets and applications; the timing of awards or extensions of, and work and related testing under, our contracts and agreements and their value; our ability to contract remaining GAC product volumes; future cash flows, profitability and other potential benefits expected from our GAC business; the future profitability and sustainability of our PAC business; the timing and amounts of or changes in future revenue, funding for our business and projects, margins, expenses, earnings, tax rates, cash flows, working capital, liquidity and other financial and accounting measures; the performance of obligations secured by our surety bonds; the amount, use and timing of future capital expenditures needed to fund our business plan and total anticipated capital expenditures for the current fiscal year; the impact of domestic and international tariffs on our business and the wider AC market; our ability to capitalize on potentially favorable market conditions; the adoption and scope of regulations to control certain chemicals in drinking water and other environmental concerns and the impact of such regulations on our customers' and our businesses, including any increase or decrease in demand and sales of our AC products resulting from such regulations; our near-term priorities and objectives and our long-term outlook regarding the growth of our business; and the impact of prices of competing power generation sources such as natural gas and renewable energy on demand for our products. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, the timing and scope of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the U.S. government’s failure to promulgate new regulations or enforce existing regulations that benefit our business; changes in laws and regulations, accounting rules, prices, economic conditions and market demand; availability, cost of and demand for alternative energy sources and other technologies and their impact on coal-fired power generation in the U.S.; technical, start up and operational difficulties; competition within the industries in which the Company operates; risks associated with our debt financing; our inability to effectively and efficiently commercialize new products, including our GAC products; disruptions at any of our facilities, including by natural disasters or extreme weather; risks related to our information technology systems, including the risk of cyberattacks on our networks; failure to protect our intellectual property from infringement or claims that we have infringed on the intellectual property of others; our inability to obtain future financing or financing on terms that are favorable to us; our inability to ramp up our operations to effectively address recent and expected growth in our business; loss of key personnel; ongoing effects of the inflation and macroeconomic uncertainty, including from the new U.S. presidential administration, increased domestic and international tariffs, lingering effects of the pandemic and armed conflicts around the world, and such uncertainty's effect on market demand and input costs; availability of materials and equipment for our business; pending litigation; factors relating to our business strategy, goals and expectations concerning the acquisition of Arq Limited; our ability to maintain relationships with customers, suppliers and others with whom the Company does business and meet supply requirements; our results of operations and business generally; risks related to diverting management's attention from our ongoing business operations; costs related to the ongoing manufacturing of our products, including our GAC products; opportunities for additional sales of our AC products and end-market diversification; the rate of coal-fired power generation in the U.S.; the timing and cost of any future capital expenditures and the resultant impact to our liquidity and cash flows; and the other risk factors described in our filings with the SEC, including those described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2024. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this press release. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise. The forward-looking statements speak only as to the date of this press release, and we disclaim any duty to update such statements unless required by law.

Source: Arq, Inc.

Investor Contact:
Anthony Nathan, Arq
Marc Silverberg, ICR
investors@arq.com

TABLE 1
Arq, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash	$7,026	$13,516
Receivables, net	14,364	14,876
Inventories, net	15,744	19,314
Prepaid expenses and other current assets	6,793	4,650
Total current assets	43,927	52,356
Restricted cash, long-term	8,467	8,719
Property, plant and equipment, net of accumulated depreciation of $32,429 and $26,619, respectively	180,724	178,564
Other long-term assets, net	44,828	44,729
Total Assets	$277,946	$284,368
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$13,114	$21,017
Revolving credit facility	15,951	13,828
Current portion of long-term debt obligations	1,102	1,624
Other current liabilities	9,651	8,184
Total current liabilities	39,818	44,653
Long-term debt obligations, net of current portion	8,801	9,370
Other long-term liabilities	12,173	13,069
Total Liabilities	60,792	67,092
Commitments and contingencies
Stockholders’ equity:
Preferred stock: par value of $0.001 per share, 50,000,000 shares authorized, none issued or outstanding	—	—
Common stock: par value of $0.001 per share, 100,000,000 shares authorized, 47,307,611 and 46,639,930 shares issued, and 42,689,465 and 42,021,784 shares outstanding at September 30, 2025 and December 31, 2024, respectively	47	47
Treasury stock, at cost: 4,618,146 and 4,618,146 shares as of September 30, 2025 and December 31, 2024, respectively	(47,692)	(47,692)
Additional paid-in capital	200,948	198,487
Retained earnings	63,851	66,434
Total Stockholders’ Equity	217,154	217,276
Total Liabilities and Stockholders’ Equity	$277,946	$284,368

TABLE 2
Arq, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2025	2024	2025	2024
Revenue	$35,074	$34,774	$90,905	$81,919

Cost of revenue, exclusive of depreciation and amortization	24,965	21,339	61,363	52,279

Operating expenses:
Selling, general and administrative	4,624	8,058	16,595	22,735
Research and development	2,566	787	6,137	3,341
Depreciation, amortization, depletion and accretion	3,758	2,716	8,424	6,090
(Gain) loss on sale of assets	—	(154)	118	(154)
Total operating expenses	10,948	11,407	31,274	32,012
Operating (loss) income	(839)	2,028	(1,732)	(2,372)
Other income (expense):
Earnings from equity method investments	83	127	238	127
Interest expense	(587)	(806)	(1,905)	(2,426)
Other income	690	268	816	931
Total other income (expense)	186	(411)	(851)	(1,368)
(Loss) income before income taxes	(653)	1,617	(2,583)	(3,740)
Income tax expense	—	—	—	30
Net (loss) income	$(653)	$1,617	$(2,583)	$(3,770)
(Loss) income per common share:
Basic	$(0.02)	$0.04	$(0.06)	$(0.11)
Diluted	$(0.02)	$0.04	$(0.06)	$(0.11)
Weighted-average number of common shares outstanding:
Basic	41,606	36,124	41,478	34,085
Diluted	41,606	37,442	41,478	34,085

TABLE 3
Arq, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(in thousands)	2025	2024
Cash flows from operating activities
Net loss	$(2,583)	$(3,770)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization, depletion and accretion	8,424	6,090
Stock-based compensation expense	2,523	2,185
Operating lease expense	1,797	1,518
Amortization of debt discount and debt issuance costs	266	450
Loss (gain) on sale of long-term assets, net	118	(154)
Earnings from equity method investments	(238)	(127)
Other non-cash items, net	(704)	(113)
Changes in operating assets and liabilities:
Receivables, net	1,196	(399)
Prepaid expenses and other assets	(2,326)	1,812
Inventories, net	2,906	2,486
Other long-term assets, net	(2,367)	(1,366)
Accounts payable and accrued expenses	(8,900)	(2,611)
Other current liabilities	687	1,467
Operating lease liabilities	(435)	(1,255)
Other long-term liabilities	(336)	(945)
Net cash provided by operating activities	28	5,268
Cash flows from investing activities
Acquisition of property, plant, equipment and intangible assets, net	(7,793)	(42,210)
Acquisition of mine development costs	(292)	(167)
Distributions from equity method investees in excess of cumulative earnings	238	127
Proceeds from sale of property and equipment	—	150
Net cash used in investing activities	(7,847)	(42,100)
Cash flows from financing activities
Borrowings on revolving credit facility	96,683	—
Repayments of revolving credit facility	(94,560)	—
Principal payments on notes payable	(592)	(404)
Principal payments on finance lease obligations	(392)	(838)
Repurchase of common stock to satisfy tax withholdings	(62)	(1,109)
Net proceeds from common stock issued in public offering	—	26,659
Net proceeds from common stock issued in private placement transactions	—	14,951
Net proceeds from common stock issued to related party	—	800
Net cash provided by financing activities	1,077	40,059
(Decrease) increase in Cash and Restricted Cash	(6,742)	3,227
Cash and Restricted Cash, beginning of period	22,235	54,153
Cash and Restricted Cash, end of period	$15,493	$57,380
Supplemental disclosure of non-cash investing and financing activities:
Change in accrued purchases for property and equipment	$1,279	$8,199
Purchase of property and equipment through note payable	$—	$258

Note on Non-GAAP Financial Measures
To supplement our financial information presented in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP"), we provide certain supplemental financial measures, including EBITDA and Adjusted EBITDA, which are measurements that are not calculated in accordance with U.S. GAAP. EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA reduced by non-cash gains, increased by GAC Facility pre-production feedstock, share-based compensation expense, other non-cash losses and non-recurring costs and fees. EBITDA and Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income (loss) in accordance with U.S. GAAP as a measure of performance. See below for a reconciliation from net income (loss), the nearest U.S. GAAP financial measure, to EBITDA and Adjusted EBITDA.
We believe that the EBITDA and Adjusted EBITDA measures are less susceptible to variances that affect our operating performance. We include these non-GAAP measures because management uses them in the evaluation of our operating performance, and believe they help to facilitate comparison of operating results between periods. We believe the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses, gains, and losses which can vary widely across different industries or among companies within the same industry and may not be indicative of core operating results and business outlook.
Additionally, we have included these measures on a trailing twelve month ("TTM") basis. We believe that TTM Adjusted EBITDA is a useful measure of our operating performance over time. Management uses TTM Adjusted EBITDA to evaluate the trajectory of the business, assess the effectiveness of ongoing initiatives, and compare results across periods on a more consistent basis. By capturing the most recent twelve months of performance, TTM Adjusted EBITDA helps to smooth seasonal or timing-related variances and provides a clearer view of underlying operating trends. We believe this measure assists both management and users of the financial statements in understanding progress toward sustained profitability and operational improvement.
EBITDA and Adjusted EBITDA:
The following table reconciles net (loss) income, our most directly comparable as-reported financial measure calculated in accordance with U.S. GAAP, to EBITDA and Adjusted EBITDA.

TABLE 4
Arq, Inc. and Subsidiaries
Reconciliation of Net (Loss) Income to Adjusted EBITDA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net (loss) income	$(653)	$1,617	$(2,583)	$(3,770)
Depreciation, amortization, depletion and accretion	3,758	2,716	8,424	6,090
Amortization of Upfront Customer Consideration	127	127	381	381
Interest expense, net	586	600	1,842	1,638
Income tax expense	—	—	—	30
EBITDA	$3,818	$5,060	$8,064	$4,369
Share-based compensation(1)	1,053	750	2,523	2,185
GAC Facility pre-production feedstock(2)	982	—	2,879	—
Gain on insurance proceeds(3)	(685)	—	(685)	—
Financing costs	—	228	—	228
(Gain) loss on sale of assets	—	(154)	118	(154)
Adjusted EBITDA	$5,168	$5,884	$12,899	$6,628
(1) Represents non-cash stock-based compensation expenses that are included within "Cost of revenue, exclusive of depreciation and amortization" and "Selling, general and administrative" expenses in the Condensed Consolidated Statements of Operations. Previously reported Adjusted EBITDA for the three and nine months ended September 30, 2024 has been revised to include non-cash stock-based compensation expense.
(2) Represents expenses related to feedstock utilized in pre-production testing of our GAC Facility during the three and nine months ended September 30, 2025 included within "Research and development" expense in the Condensed Consolidated Statements of Operations.
(3) Represents non-cash gain related to an insurance claim related to equipment at our Five Forks Mine during the three and nine months ended September 30, 2025 included within "Other income" in the Condensed Consolidated Statements of Operations. We received the proceeds in October 2025.

TABLE 5

Arq, Inc. and Subsidiaries
Reconciliation of Trailing Twelve-Month Net Loss to Trailing Twelve-Month Adjusted EBITDA (Adjusted EBITDA Loss)
(Unaudited)
Trailing Twelve-Month Adjusted EBITDA:
The following table reconciles trailing twelve month net loss, our most directly comparable as-reported financial measure calculated in accordance with U.S. GAAP, to Trailing Twelve Month EBITDA (loss) and Adjusted EBITDA (Adjusted EBITDA loss).

	Trailing Twelve Months Ended September 30,
(in thousands)	2025	2024	2023
Net loss	$(3,922)	$(480)	$(18,706)
Depreciation, amortization, depletion and accretion	10,928	9,357	8,927
Amortization of Upfront Customer Consideration	508	508	508
Interest expense, net	2,358	1,984	755
Income tax (benefit) expense	(194)	216	176
EBITDA (loss)	$9,678	$11,585	$(8,340)
Share-based compensation	3,053	3,023	2,336
GAC Facility pre-production feedstock	2,879	—	—
Loss on extinguishment of debt	1,422	—	—
Gain on insurance proceeds	(685)	—	—
Loss (gain) on sale of assets	336	(154)	—
Financing costs	47	228	—
Cash distributions from equity method investees	—	111	1,832
Equity earnings	—	(111)	(1,831)
Gain on change in estimate, asset retirement obligation	—	(37)	—
Gain on sale of Marshall Mine LLC	—	—	(2,695)
Adjusted EBITDA (Adjusted EBITDA loss)	$16,730	$14,645	$(8,698)